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                                                                    Exhibit 3.20

                            CERTIFICATE OF FORMATION

                                       OF

                 American Medical Response Delaware Valley, LLC

     1. The name of the limited liability company is American Medical Response Delaware Valley, LLC.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3.   This name and address of the organizer is:

               Joshua T. Gaines
               American Medical Response Mid-Atlantic, Inc.
               2821 S. Parker Road, 10th Floor
               Aurora, Colorado  80014

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of American Medical Response of Delaware Valley, LLC this 27th day of October, 1998.


                                        /s/ Joshua T. Gaines
                                        ----------------------------------------
                                        Joshua T. Gaines, Organizer